Exhibit 99.1

News Release

Media Inquiries	Investor Inquiries

Michelle Davidson	Barbara Gasper

908-582-7635 (office)	908-582-8577 (office)

908-490-1731 (home)	888-417-3212 (pager)

mmdavidson@lucent.com	bgasper@lucent.com

Mary Lou Ambrus

908-582-3060 (office)

908-707-1147 (home)

mambrus@lucent.com

LUCENT TECHNOLOGIES REPORTS RESULTS FOR FIRST FISCAL QUARTER 2002

Company records pro forma revenues of $3.5 billion, exceeding the previously announced range of $3.1 billion to $3.4 billion

Pro forma loss per share reduced to a loss of 23 cents, the low end of previously announced range of a loss of 23 cents to a loss of 26 cents

FOR RELEASE: TUESDAY, JANUARY 22, 2002

         MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported pro forma1 revenues of $3.5 billion for the first fiscal quarter of 2002 compared with $4.8 billion in revenues achieved in the fourth fiscal quarter of 2001 and $3.8 billion in revenues recorded in the year-ago quarter. This exceeds the range of $3.1 billion to $3.4 billion the company anticipated in its Dec. 13, 2001, guidance announcement.

         On a sequential basis, the pro forma loss per share2 from continuing operations was reduced from a loss of 28 cents to a loss of 23 cents, the low end of the range of a loss of 23 cents to a loss of 26 cents that the company anticipated in its guidance announcement. The company recorded a loss of 42 cents in the year-ago quarter.

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         “Our business restructuring program is comprehensive, credible and it continues to drive steady sequential improvement in the bottom line. In terms of the top line, we delivered revenues that slightly exceeded the top of the range we announced in December,” said Lucent Chairman Henry Schacht.

PHASE II BUSINESS RESTRUCTURING – PROGRESS TO DATE

         “We continue to make significant progress with every element of our business restructuring plan,” said Frank D’Amelio, executive vice president and chief financial officer. Since Lucent initiated Phase II of its restructuring program in August 2001, the company has achieved the following:

Expense run rate further reduced by $1.6 billion[3]. This was achieved through the company’s successful and aggressive cost reduction efforts. The Phase II goal is to reduce the expense run rate by $2 billion. The company had already reduced its expense run rate by $2 billion in Phase I.

On track to reduce annual capital spending rate to $750 million. The company reduced its capital spending by $700 million in Phase I.

Working capital[4] reduced by an additional $400 million. The company’s Phase II goal is to reduce working capital by $1 billion during fiscal 2002. This is in addition to the $3 billion reduction already achieved in Phase I.

Headcount reduced by an additional 15,000 from the previous quarter. This was achieved through a combination of force reductions, outsourcing of some manufacturing operations, divestitures of businesses (including optical fiber), and attrition. The company’s Phase II headcount goal is a reduction of 15,000 to 20,000 positions. At Dec. 31, 2001, Lucent’s work force was 62,000, excluding Agere.

         “There has been significant progress with our restructuring. I intend to support our efforts going forward and build on the momentum we’ve established,” said Lucent President and Chief Executive Officer Patricia Russo. Russo was named president and chief executive officer and a member of the board of directors on Jan. 7, 2002.

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SIGNIFICANT IMPROVEMENTS IN CASH FLOW AND REDUCED VENDOR FINANCING COMMITMENTS

         Lucent improved its cash flow5 on a sequential basis by approximately $170 million to a use of $113 million, bringing the company closer to achieving breakeven cash flow. The company also reduced its total vendor financing commitments to $2.5 billion from $5.3 billion since Sept. 30, 2001. “Clearly, the progress we have made proves that we can execute and continues to put us on the path to profitability and positive cash flow in the current fiscal year,” said Schacht.

GUIDANCE – EXPECTATIONS FOR AN IMPROVED SECOND FISCAL QUARTER,
COMPANY ANNOUNCES NEW BREAK-EVEN REVENUE POINT

         Commenting on guidance for the second fiscal quarter of 2002, D’Amelio said, “We continue to believe that revenues in the first fiscal quarter of 2002 represented the low point for Lucent sales in the current market downturn. For the second fiscal quarter, on a sequential basis, we expect our top line to improve approximately 10-15 percent and our bottom line to improve at an even greater rate.”

         D’Amelio also pointed out that the company’s breakeven point for revenues will be reduced to $4.25 billion from $4.75 billion by the end of fiscal year 2002.

GROSS MARGIN

         The pro forma gross margin for the quarter represented 13.7 percent of revenues, a sequential improvement of 2.2 percentage points. Year-over-year, gross margin improved by approximately 1 percentage point. “During the quarter, we saw lower inventory-related charges. However, this progress was offset by lower sales volumes as many large service providers continue to delay their capital expenditures,” said D’Amelio.

         Lucent expects to achieve 35 percent margins in fiscal year 2003 through a combination of improved sales volumes and product mix, reduction of one-time items like inventory-related charges, continuing cost reductions, market and product rationalization work, and the introduction of new products. Through these same measures, the company expects to see significant improvement in margins in the current quarter.

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EXPENSES AND OTHER

         On a sequential basis, Lucent’s pro forma selling, general and administrative (SG&A) expenses rose 1 percent to $1.1 billion due to an increase in provisions for bad debt and customer financing of $154 million to $451 million. Compared with the year-ago quarter, pro forma SG&A decreased 27 percent. The year-over-year decrease in pro forma SG&A was primarily driven by headcount reductions connected with the company’s business restructuring program.

         Excluding the provision for bad debt and customer financing, SG&A would have decreased 18 percent on a sequential basis and 42 percent year-over-year.

         Research and development spending decreased 16 percent sequentially to $608 million as the company continued its product rationalization efforts. Compared with the year-ago quarter, R&D spending declined 39 percent, which is consistent with the company’s more focused approach to the market.

         Pro forma other income includes $134 million of gains from certain divestitures and interest income related to a tax settlement, partially offset by other non-operating items. The tax settlement also increased the benefit for income taxes by $60 million during the quarter.

UPDATE ON FUNDING PLAN, CREDIT FACILITY AND BALANCE SHEET

         Commenting on Lucent’s liquidity, D’Amelio said, “We continue to have the funding we need to complete our aggressive restructuring plans.” During the quarter, Lucent generated $2.1 billion in cash from the sale of its optical fiber business to Furukawa Electric Co. As a result of the multitude of funding actions the company has taken, Lucent terminated its 364-day, $2 billion credit facility, as planned. As of Dec. 31, 2001, the company had a cash balance of $3.1 billion and no outstanding balance under its remaining credit facility. The total amount available under this facility is $1.9 billion. As of Dec. 31, 2001, the company remained in full compliance with the financial covenants of its credit facility.

         In terms of the balance sheet, Lucent saw an operational improvement in inventory of approximately $600 million since Sept. 30, 2001. Despite a reduction in accounts receivable of $1.4 billion in the quarter, days sales outstanding (the number of days required to collect a receivable) grew to 98 days, an increase of 23 percent on a sequential basis and a decrease of 38 percent compared with the year-ago quarter. The sequential increase was due to the significantly smaller revenue base recorded in the quarter. The company expects to improve its performance in

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these areas as it continues its aggressive management of inventory and accounts receivable and as revenues increase in the second fiscal quarter.

FIRST FISCAL QUARTER 2002 RESULTS ON AN AS-REPORTED BASIS

         On an as-reported basis, which includes the optical fiber business, revenue for the first fiscal quarter of 2002 declined 18 percent to $3.6 billion compared with $4.3 billion in the year-ago quarter. The loss from continuing operations for the first fiscal quarter of 2002 was $423 million, or 14 cents per basic and diluted share. This includes $73 million of pretax losses from Lucent’s optical fiber business for the portion of the quarter that it was part of Lucent, the $523 million gain from the sale of that business, $68 million of net reversals of business restructuring charges and $74 million of amortization of goodwill and other acquired intangibles. The loss from continuing operations for the year-ago quarter was $1.6 billion, or 47 cents per basic and diluted share.

         On an as-reported basis, the net loss for the first fiscal quarter of 2002 was $423 million, or 14 cents per basic and diluted share. This compares with a net loss of $464 million or 14 cents per basic and diluted share recorded in the year-ago quarter. The net loss recorded in the year-ago quarter includes a loss from discontinued operations, the cumulative effect of accounting changes and an extraordinary gain related to the sale of the power systems business.

REVIEW OF OPERATIONS — THREE MONTHS ENDED DEC. 31, 2001

         On a sequential basis, revenues in the U.S. declined 26 percent to $2.2 billion and International revenues declined 29 percent to $1.3 billion due to reductions in capital spending worldwide.

         At its Nov. 7, 2001, analyst meeting, Lucent previewed its next-generation solutions for service providers. This portfolio will be based on a network vision of service intelligence at every layer, delivering the service richness of the Internet with the reliability of classic voice networks. Lucent will begin rolling out these solutions in the current quarter.

Mobility Solutions

         Revenues for the first fiscal quarter of 2002 were $1.5 billion, a decrease of 25 percent sequentially and an increase of 24 percent compared with the year-ago quarter.

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         In the quarter, Lucent announced the completion of the first CDMA 1X voice and data calls in China with China Unicom, as well as the completion of the first 3G CDMA2000 1X wireless data call in the Dominican Republic with Centennial Dominicana.

         Additionally, Lucent has begun shipping a series of leading-edge mobility solutions for customer trials and deployments that include:

•	The Flexent™ OneBTS™, a common base station platform designed to support both CDMA2000 and UMTS, which incorporates integrated intelligent antennas for superior capacity growth; and

•	New elements of the MiLife™ portfolio of platforms and applications for rapid, easy introduction of personalized, revenue-generating mobile services.

Also in 2002, Lucent will introduce its SuperHLR, which authenticates, manages and profiles Internet addresses and other subscriber information for mobile users.

         For more information on Lucent’s Mobility strategy, visit the newly updated Mobility Solutions page on our Web site [website address deleted].

Integrated Network Solutions

         Revenues for the first fiscal quarter of 2002 were $1.9 billion, a decrease of 28 percent sequentially and a decrease of 23 percent compared with the year-ago quarter.

         In this quarter, Lucent will begin rolling out its next-generation Integrated Network Solutions portfolio. The first product to be announced will be LambdaUnite™ – a cutting-edge optical system that bridges 10-gigabit and 40-gigabit traffic across both core and metro networks. Shortly thereafter, Lucent will unveil its LambdaXtreme™ – a next-generation portfolio of optical systems that will provide both ultra-long-haul and ultra-high-capacity dense wave division multiplexing (DWDM) in one platform.

         Lucent will introduce additional solutions in 2002, including:

•	The TMX880, a multiservice switch that can handle a variety of network traffic protocols including IP and ATM in core networks; and

•	A new-generation Lucent Softswitch, a signaling gateway for next-generation applications.

In addition, France Telecom recently announced it had selected Lucent to be one of its global equipment suppliers for ADSL high-speed Internet access. France Telecom said it would sign a three-year purchase agreement with Lucent to supply it with asymmetric digital subscriber

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line (ADSL) equipment, which enables “always-on” Internet connections down copper phone lines with up to 10 times the speed of a standard dial-up modem.

         For more information on Lucent’s Integrated Network Solutions strategy, visit the newly updated INS page on our Web site at [website address deleted].

DISCONTINUED OPERATIONS

         Lucent intends to spin off Agere Systems Inc., formerly the microelectronics business, as a fully independent company and has accounted for the financial results of that business as discontinued operations. “We intend to spin Agere using the results for the quarter ending March 31, 2002, to meet the financial covenants and conditions for the spinoff. While the current market climate introduces a degree of uncertainty about the timing, we remain fully committed to spinning Agere,” said Schacht.

         Lucent’s financial information for discontinued operations will differ from the information reported by Agere Systems due to different assumptions and allocations required to be made by the two companies.

         The quarterly earnings conference call will take place today at 8:30 a.m. (EST) and be broadcast live over the Internet at http://www.lucent.com/investor/conference/webcast. It will be maintained on the site for replay through Jan. 29.

         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site [website address deleted].

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: the failure of the telecommunications market to improve or improve at a slower pace than we anticipate, our ability to comply with covenants and restrictions of our

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credit facility and to complete our intended spinoff of Agere, our ability to secure additional sources of funds on reasonable terms if our sources of liquidity are unavailable, our reliance on key customers and our vulnerability to the loss of one or more key customers and to downturns in our customers’ businesses, our ability to compete effectively and enhance our existing products and keep pace with technological advances in our industry, reliance on major suppliers, customer demand for our products and services, control of costs and expenses, credit concerns in the emerging service provider market, our credit rating and ability to provide customer financing when appropriate, the timely implementation of our restructuring and financial plans and the benefits we anticipate they will provide, general industry and market conditions and growth rates and general domestic and international economic conditions including the global economic slowdown and interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. In addition, see the prospectus and reports filed by Agere with the SEC for a further list and description of risks and uncertainties related to Agere. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

1 The pro forma results from continuing operations for the quarters ended Dec. 31, 2001, Sept. 30, 2001, and Dec. 31, 2000, exclude Lucent’s optical fiber business, which was sold during the first fiscal quarter of 2002, and amortization of goodwill and other acquired intangibles. The pro forma results from continuing operations for the quarter ended Dec. 31, 2001, also excludes the gain on the sale of the optical fiber business. In addition, the pro forma results from continuing operations for the quarters ended Dec. 31, 2001, and Sept. 30, 2001, exclude business restructuring and one-time charges. Income taxes are reflected on a pro forma stand-alone basis.

2 The loss per share information reported in this release for all periods represents basic and diluted loss per share. As a result of the loss reported from continuing operations for the respective periods presented, potentially dilutive securities have been excluded from the calculation of loss per share because their effect would reduce the loss. In addition, the pro forma and as-reported loss per share from continuing operations and the net loss per share for the three months ended Dec. 31, 2001, and Sept. 30, 2001, includes the impact of preferred dividends and accretion of $42 million and $28 million, respectively.

3 All expense run rate numbers are annualized and exclude reserves for bad debt and vendor financing.

4 Working capital is defined as the change in accounts receivable and inventory, excluding the effect of non-cash charges and asset securitizations, and normalized for the change in quarterly sales.

5 Cash flow reported in this release includes cash from operations (excluding cash utilized for business restructuring and the impact of accounts receivable securitizations) and capital expenditures.

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LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Index to Exhibits

Exhibit A	Consolidated statements of operations for the three months ended December 31, 2001, September 30, 2001 and December 31, 2000

Exhibit B	Consolidated balance sheets as of December 31, 2001 and September 30, 2001

Exhibit C	Summary financial data

Exhibit D	Quarterly reconciliation of pro forma results of operations to as reported results of operations

Exhibit A

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)

	Three Months Ended

	December 31, 2001		September 30, 2001		December 31, 2000		% Change Pro Forma

	As Reported	Pro Forma (a)	As Reported	Pro Forma (a)	As Reported	Pro Forma (a)	1Q vs 4Q	1Q vs 1Q

Revenue	$3,579	$3,465	$5,155	$4,752	$4,346	$3,828	(27.1%)	(9.5%)

Costs (b)	3,144	2,992	5,092	4,206	3,665	3,336	(28.9%)	(10.3%)

Gross margin	435	473	63	546	681	492	(13.4%)	(3.9%)

OPERATING EXPENSES

Selling, general and administrative, before amortization of goodwill and other acquired intangibles	1,171	1,143	1,183	1,136	1,594	1,565	.6%	(27. %)

Amortization of goodwill and other acquired intangibles	74	—	178	—	261	—

Selling, general and administrative	1,245	1,143	1,361	1,136	1,855	1,565	.6%	(27. %)

Research and development	621	608	745	725	1,012	995	(16.1%)	(38.9%)

Business restructuring charges and asset impairments	(79)	—	7,442	—	—	—

Total operating expenses	1,787	1,751	9,548	1,861	2,867	2,560	(5.9%)	(31.6%)

Operating loss	(1,352)	(1,278)	(9,485)	(1,315)	(2,186)	(2,068)	(2.8%)	(38.2%)

Gain on the sale of the optical fiber business	523	—	—	—	—	—

Other income (expense), net	17	21	(61)	(64)	(40)	(42)	(132.8%)	(150. %)

Interest expense	97	96	123	123	127	128	(22.0%)	(25. %)

Loss from continuing operations before income taxes	(909)	(1,353)	(9,669)	(1,502)	(2,353)	(2,238)	(9.9%)	(39.5%)

Benefit for income taxes	(486)	(596)	(2,340)	(568)	(778)	(801)	4.9%	(25.6%)

Loss from continuing operations	(423)	(757)	(7,329)	(934)	(1,575)	(1,437)	(19. %)	(47.3%)

Loss from discontinued operations, net	—	—	(1,499)	—	(5)	—

Loss before extraordinary item and cumulative effect of accounting changes	(423)	(757)	(8,828)	(934)	(1,580)	(1,437)	(19. %)	(47.3%)

Extraordinary gain, net	—	—	28	—	1,154	—

Cumulative effect of accounting changes, net	—	—	—	—	(38)	—

Net loss	(423)	(757)	(8,800)	(934)	(464)	(1,437)	(19. %)	(47.3%)

Preferred dividends and accretion	(42)	(42)	(28)	(28)	—	—	50. %	NM

Net loss applicable to common shareowners	$(465)	$(799)	$(8,828)	$(962)	$(464)	$(1,437)	(16.9%)	(44.4%)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.14)	$(0.23)	$(2.16)	$(0.28)	$(0.47)	$(0.42)	(17.9%)	(45.2%)

Basic and diluted net loss per share applicable to common shareowners	$(0.14)	$(0.23)	$(2.59)	$(0.28)	$(0.14)	$(0.42)

Weighted average number of common shares outstanding	3,416.3	3,416.3	3,412.2	3,412.2	3,387.2	3,387.2

Effective tax benefit rate (%) — continuing operations	53.5%	44.1%	24.2%	37.8%	33.1%	35.8%

(a)	For all periods presented, pro forma results exclude the results of Lucent’s optical fiber business, which was sold during the three months ended December 31, 2001, and the related $523 gain on the sale (see Exhibit D), business restructuring charges and asset impairments and the amortization of goodwill and other acquired intangibles. Pro forma income taxes are reflected on a pro forma stand-alone basis.

(b)	For the three months ended December 31, 2001 and September 30, 2001, total business restructuring charges and asset impairments include inventory write-downs of $11 and $580, respectively, which are recorded as a component of costs, and excluded from pro forma costs.

NM	Not meaningful

Exhibit B

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in millions except share amounts)

	December 31,	September 30,
	2001	2001

Assets:

Cash and cash equivalents	$3,069	$2,390

Receivables, less allowances of $774 and $634, respectively	3,204	4,594

Inventories	2,731	3,646

Contracts in process, net	783	1,027

Deferred income taxes, net	2,639	2,658

Other current assets	1,945	1,788

Net current assets of discontinued operations	—	—

Total current assets	14,371	16,103

Plant, property and equipment, net	3,059	4,416

Prepaid pension costs	4,739	4,958

Deferred income taxes, net	3,064	2,695

Goodwill and other acquired intangibles, net	1,357	1,466

Other assets	2,339	2,724

Net assets of discontinued operations	1,270	1,302

Total assets	$30,199	$33,664

Liabilities:

Accounts payable	$1,263	$1,844

Payroll and benefit-related liabilities	1,262	1,500

Debt maturing within one year	77	1,135

Other current liabilities	4,776	5,285

Net current liabilities of discontinued operations	354	405

Total current liabilities	7,732	10,169

Postretirement and postemployment benefit liabilities	5,004	5,481

Long-term debt	3,262	3,274

Deferred income taxes, net	20	152

Other liabilities	1,716	1,731

Total liabilities	17,734	20,807

Commitments and contingencies

Redeemable convertible preferred stock*	1,838	1,834

Shareowners’ equity:

Common stock **	34	34

Additional paid-in capital	21,683	21,702

Retained earnings (accumulated deficit)	(10,695)	(10,272)

Accumulated other comprehensive income (loss)	(395)	(441)

Total shareowners’ equity	10,627	11,023

Total liabilities, redeemable preferred stock and shareowners’ equity	$30,199	$33,664

*	$1.00 per share par value; 1,885,000 shares issued and outstanding as of December 31, 2001 and September 30, 2001; $1,000.00 per share redemption value.

**	$0.01 per share par value; 10,000,000,000 authorized shares; 3,421,744,682 issued and 3,421,093,475 outstanding as of December 31, 2001 and 3,414,815,908 issued and 3,414,167,155 outstanding as of September 30, 2001.

Exhibit C

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA (CONTINUING OPERATIONS)
(Unaudited; $ in millions)

		Three months ended

		December 31,		September 30,

		2001	2000	2001

Pro Forma Results by Segment

Total Revenues

	Integrated Network Solutions (INS)	$1,883	$2,450	$2,619

	Mobility	1,468	1,189	1,962

	Other	114	189	171

	Total revenues	$3,465	$3,828	$4,752

U.S. Revenues

	INS	$1,018	$1,368	$1,301

	Mobility	1,072	884	1,535

	Other	81	103	102

	Total revenues — U.S.	$2,171	$2,355	$2,938

Non-U.S. Revenues

	INS	$865	$1,082	$1,318

	Mobility	396	305	427

	Other	33	86	69

	Total revenues — Non-U.S.	$1,294	$1,473	$1,814

Operating loss

	INS	$(909)	$(1,384)	$(1,073)

	Mobility	(159)	(405)	(40)

	Total operating loss	(1,068)	(1,789)	(1,113)

	Other	(210)	(279)	(202)

	Pro forma operating loss	$(1,278)	$(2,068)	$(1,315)

Percentage-of-Revenues Analysis - Pro Forma

Costs		86.3%	87.1%	88.5%

Gross margin		13.7%	12.9%	11.5%

SG&A		33. %	40.9%	23.9%

Research and development		17.5%	26. %	15.3%

Total operating expenses		50.5%	66.9%	39.2%

Operating loss		(36.9%)	(54. %)	(27.7%)

Exhibit C

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA (CONTINUING OPERATIONS)
(Unaudited; $ in millions)

	Three months ended

	December 31,		September 30,

	2001	2000	2001

Cash Flows from Continuing Operations

Operating	$(408)	$(1,277)	$(486)

Investing	$2,142	$2,127	$602

Financing	$(1,036)	$1,574	$(13)

	December 31,
			September 30,
	2001	2000	2001

Other Information

Debt to capital (a)	23.9%	23.9%	28.6%

Working capital (b)	6,993	9,495	6,339

Current ratio	1.9	1.8	1.6

Days sales outstanding (DSO) - 2 point average	98	159	80

Employees	62,000	106,000	77,000

(a)	defined as the ratio of total debt to total capital (debt plus equity)

(b)	excludes net current assets (liabilities) from discontinued operations of ($354), $394 and ($405) for December 31, 2001, December 31, 2000 and September 30, 2001, respectively.

Customer Financing

	December 31, 2001

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$1,169	$788	$381

Available but not drawn	971	938	33

Not available	347	262	85

Total	$2,487	$1,988	$499

	September 30, 2001

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$2,956	$2,528	$428

Available but not drawn	1,447	1,411	36

Not available	911	655	256

Total	$5,314	$4,594	$720

	December 31, 2000

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$2,583	$1,843	$740

Available but not drawn	3,117	2,260	857

Not available	1,815	1,606	209

Total	$7,515	$5,709	$1,806

Exhibit D

LUCENT TECHNOLOGIES INC AND SUBSIDIARIES
Quarterly pro forma results of operations
(Unaudited; amounts in millions, except per share amounts)

	Three months ended
					Year ended
	December 31,	March 31,	June 30,	September 30,	September 30,	December 31,
	2000	2001	2001	2001	2001	2001

PRO FORMA RESULTS

Revenue	$3,828	$5,326	$5,365	$4,752	$19,271	$3,465

Costs	3,336	4,539	4,618	4,206	16,699	2,992

Gross margin	492	787	747	546	2,572	473

OPERATING EXPENSES

Selling, general and administrative	1,565	1,871	1,786	1,136	6,358	1,143

Research and development	995	955	774	725	3,449	608

Total operating expenses	2,560	2,826	2,560	1,861	9,807	1,751

Operating loss	(2,068)	(2,039)	(1,813)	(1,315)	(7,235)	(1,278)

Other income (expense), net	(42)	(67)	(182)	(64)	(355)	21

Interest expense	128	152	115	123	518	96

Loss from continuing operations before income taxes	(2,238)	(2,258)	(2,110)	(1,502)	(8,108)	(1,353)

Benefit for income taxes (a)	(801)	(868)	(783)	(568)	(3,020)	(596)

Loss from continuing operations	(1,437)	(1,390)	(1,327)	(934)	(5,088)	(757)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.42)	$(0.41)	$(0.39)	$(0.28)	$(1.50)	$(0.23)

PRO FORMA ADJUSTMENTS

Business restructuring charges and asset impairments (b)	—	(2,710)	(684)	(8,022)	(11,416)	68

Amortization of goodwill and other acquired intangibles	(261)	(249)	(233)	(178)	(921)	(74)

Pretax income (loss) of optical fiber business (c)	146	180	182	33	541	(73)

Gain on the sale of the optical fiber business	—	—	—	—	—	523

Tax impact	(23)	781	184	1,772	2,714	(110)

AS REPORTED RESULTS

Loss from continuing operations	(1,575)	(3,388)	(1,878)	(7,329)	(14,170)	(423)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.47)	$(1.00)	$(0.55)	$(2.16)	$(4.18)	$(0.14)

Loss from discontinued operations, net	(5)	(308)	(1,360)	(1,499)	(3,172)	—

Extraordinary gain, net	1,154	—	—	28	1,182	—

Cumulative effect of accounting changes, net	(38)	—	—	—	(38)	—

Net loss	(464)	(3,696)	(3,238)	(8,800)	(16,198)	(423)

Preferred dividends and accretion	—	—	—	(28)	(28)	(42)

Net loss applicable to common shareowners	$(464)	$(3,696)	$(3,238)	$(8,828)	$(16,226)	$(465)

Basic and diluted net loss per share applicable to common shareowners	$(0.14)	$(1.09)	$(0.95)	$(2.59)	$(4.77)	$(0.14)

Weighted average number of common shares outstanding	3,387.2	3,400.8	3,405.2	3,412.2	3,400.7	3,416.3

(a)	Pro forma income taxes are reflected on a pro forma stand-alone basis.

(b)	For the three months ended March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001 total business restructuring charges and asset impairments include inventory write-downs of $536, $143, $580 and $11, respectively, which are recorded as a component of costs, and excluded from pro forma costs.

(c)	For the three months ended December 31, 2000, March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, revenues from the optical fiber business were $518, $581, $521, $403 and $114, respectively.